CIENA CORPORATION

SUPPLEMENT DATED DECEMBER 20, 2002

TO THE OFFER TO PURCHASE FOR CASH
ANY AND ALL OF THE OUTSTANDING ONI SYSTEMS CORP.
5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005

(CUSIP NUMBER 68273F-AA-1)

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2003,
UNLESS THE OFFER IS EXTENDED.

       CIENA Corporation, a Delaware corporation (“CIENA”), hereby supplements and amends its offer to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”), at a revised price of $900 per $1,000 principal amount of the Notes due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 12, 2002, as supplemented by this Supplement, and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”). The other terms of the Offer will remain the same.

       CIENA was advised by State Street Bank and Trust Company of California, N.A., the Depositary for the Offer, that, as of December 19, 2002, no Notes have been tendered in the Offer. Any noteholder who requires tender offer materials may contact Goldman, Sachs & Co., the Dealer Managers for the Offer, or Georgeson Shareholder, the Information Agent for the Offer, at their respective addresses and telephone numbers listed on the back of this Supplement.

       Although the CIENA board of directors has approved the making of the offer, neither we, nor the CIENA board of directors, nor the Dealer Managers, nor the Information Agent make any recommendation as to whether you should tender your Notes for cash. You must make your own decision whether to tender your Notes and if so, the number of Notes to tender.

       Procedures for tendering Notes are set forth in Section 10 of the Offer to Purchase. Tendering noteholders may continue to use the Letter of Transmittal that was previously circulated. While that Letter of Transmittal indicates that CIENA is offering to pay $860 per $1,000 principal amount of Notes due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase, noteholders using that Letter of Transmittal will nevertheless receive the increased price of $900 per $1,000 principal amount of Notes due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase for all Notes tendered and accepted for purchase. Noteholders who have properly tendered their Notes will automatically receive the increased price and do not need to take any further action.

       CIENA has also filed with the Securities and Exchange Commission (the “SEC”) an Amendment No. 1 to the Tender Offer Statement on Schedule TO, dated December 20, 2002, which includes additional information with respect to the Offer, and which we recommend that you review before making a decision on whether to tender your notes. Such amendment, together with the Schedule TO and any future amendments thereto (if any), as well as reports, proxy statements and other information regarding CIENA, are available through the SEC’s web site at http://www.sec.gov, and may also be obtained as described in Section 19 of the Offer to Purchase.

       Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal are applicable in all respects to the Offer. The information set forth herein should be read in conjunction with the Offer to Purchase, and unless the context requires otherwise, terms not defined herein which are defined in the Offer to Purchase have the meaning ascribed to them in the Offer to Purchase.

THE DEPOSITARY FOR THE OFFER IS:

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NA

Corporate Trust Department

633 West 5th Street
12th Floor
Los Angeles, California 90071

Tel: (213) 362-7345

Fax: (213) 362-7357

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Purchase may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

17 State Street

10th Floor
New York, New York 10004
(866) 295-4322

THE DEALER MANAGERS FOR THE OFFER ARE:

Goldman, Sachs & Co.

85 Broad Street

New York City, New York 10004
Attn: Prospectus Department
(212) 902-1000

December 20, 2002